UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 22, 2002

EXPLORE TECHNOLOGIES, INC.

(Exact Name of Registrant as specified in its charter)

Nevada	0-25553	88-0419476
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 201 - 1166 Alberni Street, Vancouver, British Columbia  V6E 3Z3

(Address of pr9incipal executive offices)

(604) 681-2276

(Issuer's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Item 1. Changes in Control of Registrant

See Item 2 below, as the number of shares issued could effect a potential change in management.

Item 2. Acquisition or Disposition of Assets

As noted on an 8K filed on May 15, 2002, the Company entered into an agreement to acquire the Access Network Limited subsidiary of VOIP Telecom, Inc., and certain assets and liabilities of VOIP associated with Access, from Universal Commerce Limited, Inc., in exchange for the issuance of 8,000,000 shares to shareholders and owners of Access stock and an additional 4,000,000 shares to Keppel Corp. to extinguish a debt due by Access to Keppel.  All pre-conditions have now been satisfied and the acquisition was formally activated as of May 14, 2002.

In furtherance of that acquisition, to satisfy many of the creditors associated with the Access Network operating entity, the company has entered into agreements with several creditors to issue common stock to retire up to $1,600,000 of debt related to the existing debts assumed with the operating entity.  To date the company has executed agreements to issue 12,598,500 in retirement of approximately $700,000 of debt.  These shares were issued to 8 different creditors, ranging from 139,300 shares to 3,356,000 shares per recipient.  In addition to the debt retirement, and as a result of the issuance of the 12,000,000 shares noted above, the company will be obtaining Access Network Limited and its 2 operating subsidiaries, which are to be incorporated into the Company's Asian operations.  These subsidiaries are Dynanet Private Limited, a Singpore incorporated entity providing telecommuication services and Harmony Telecommunications Pte. Ltd., a private entity incorporated in Singapore, which markets pre-paid international calling cards.  These companies have assets appraised by Explore's management to be in excess of $1,500,000 and are expected to contribute significant revenue when operations are expanded.  The companies will operate as wholly-owned subsidiaries of Access Network Limited.

Item 3. Bankruptcy or Receivership

No events to report.

Item 4. Changes in Registrants Certifying Accountant

No events to report

Item 5. Other Events

The Company has approved an amendment to its Articles of Incorporation to change its name to "Pan Asia Communications", to become effective in June, 2002.

Item 6. Resignation of Registrant's Director

No events to report

Item 7. Financial Statements.

(a) Financial Statements of Businesses Acquired: Financial Statements of Access Network Limited will be provided within 75 days of the date of this Report

(b) Pro Forma Financial Information: Pro forma financial information for the combination of Access Network Limited and the Company will be provided within 75 days of the date of the earlier Report, which was filed on May 15, 2002..

Item 8

Change in Fiscal Year.

No event to report

Exhibits

Exhibit 4.1 Purchase Agreement with Access, VOIP and Universal Commerce Ltd., was filed with the 8K of May 15, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPLORE TECHNOLOGIES, INC.

 /s/ Rod Jao
Rod Jao, President and Director

Date: May 23, 2002